Exhibit 99.1

Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS STRONG GROWTH IN THE THIRD QUARTER WITH INCREASES OF 20.6% IN REVENUE AND 28.6% IN EARNINGS TO $0.90 PER DILUTED SHARE
 ______________________________
Operating Ratio Improves 110 Basis Points to Third-Quarter Company Record of 83.0%

THOMASVILLE, N.C. - (October 30, 2014) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month and nine-month periods ended September 30, 2014. For the quarter, revenue increased 20.6% to $743.6 million from $616.5 million for the third quarter of 2013. Net income was $77.9 million for the third quarter of 2014, up 29.5% from $60.1 million for the comparable quarter of 2013. Earnings per diluted share rose 28.6% to $0.90 for the third quarter of 2014 from $0.70 for the third quarter of 2013. The Company’s operating ratio improved to 83.0% for the third quarter of 2014 from 84.1% for the same period last year.

For the first nine months of 2014, revenue was $2.07 billion, an increase of 18.4% from $1.75 billion for the first nine months of 2013. Net income for the first nine months of 2014 rose 24.3% to $197.6 million from $159.0 million for the same prior-year period. Earnings per diluted share increased 24.5% to $2.29 for the first nine months of 2014 compared with $1.84 for the first nine months of 2013. Old Dominion’s operating ratio improved to 84.1% for the first nine months of 2014 from 85.0% for the comparable period in 2013.

“Old Dominion produced outstanding financial and operating results for the third quarter of 2014,” commented David S. Congdon, President and Chief Executive Officer of Old Dominion. “Our continued profitable growth resulted in quarterly records for our revenue, net income and earnings per diluted share, as well as a company record for our third-quarter operating ratio. We believe our 20.6% growth in revenue was once again driven primarily by increased market share, as we continued to deliver industry-leading customer service.

“Our revenue growth during the quarter was primarily the result of an 18.7% increase in LTL tons and a 1.6% increase in LTL revenue per hundredweight, or 2.2% excluding fuel surcharges, despite the negative impact on this yield metric from the 2.5% increase in weight per shipment and 1.0% decline in our average length of haul. The improvement in our yield and increase in freight density contributed to the 110 basis-point improvement in our third-quarter operating ratio. We are particularly pleased with this improvement, which was achieved even as we incurred increased operating costs associated with our salaries, wages and benefits as well as our multi-year IT modernization effort. To keep pace with our revenue growth, we increased the number of our full-time employees by over 2,000 employees, or 14.6%, over the past twelve months, with 868 of those new employees hired during the third quarter of 2014. We place a tremendous amount of effort and attention on educating and training both our new and experienced employees to ensure that we continue to deliver the very best service in the industry.

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ODFL Reports Third-Quarter Financial Results

October 30, 2014

“During the third quarter, we continued to invest in expanding the capacity and capabilities of our service centers, our equipment and our technology infrastructure. We expect capital expenditures for 2014 to be approximately $385 million, including planned expenditures of $132 million for real estate and expansion projects at existing facilities, $206 million for tractors, trailers and other equipment and $47 million for technology and other assets. Total capital expenditures were $93.4 million and $312.0 million for the third quarter and first nine months of 2014, respectively. We expect to fund the remainder of our 2014 capital expenditures primarily with our cash flow from operations. At the end of the third quarter, cash and cash equivalents totaled $8.2 million and our ratio of debt to total capitalization was a record low of 11.4% compared with 12.9% and 14.8% at June 30, 2014 and September 30, 2013, respectively.”

Mr. Congdon concluded, “During the third quarter of 2014, Old Dominion once again raised the bar for financial performance in the LTL industry. Our ability to deliver superior service has been the primary driver of our long-term success, and delivering this service value requires tremendous dedication and execution from each of our employees. Our people are critical to our success, and we are committed to providing them with the resources and capital infrastructure necessary to drive our future growth. This commitment further differentiates Old Dominion from its competitors and is a key contributor to our history of - and continued prospects for - long-term profitable growth and increased shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through November 30, 2014. A telephonic replay will also be available through November 13, 2014 at (719) 457-0820, Confirmation Number 8100135.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of insured coverage levels; (9) potential cost increases associated with healthcare legislation; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to litigation and governmental proceedings; (16) various risks arising from our international business operations and relationships; (17) the costs and potential adverse impact of non-compliance with rules issued by the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative; (18) seasonal trends in the less-than-truckload industry, including harsh weather conditions; (19) our dependence on key employees; (20) the concentration of our stock ownership with the Congdon

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ODFL Reports Third-Quarter Financial Results

October 30, 2014

family; (21) the costs and potential adverse impact associated with future changes in accounting standards or practices; (22) the impact of potential disruptions to our information technology systems or our service center network; (23) damage to our reputation from the misuse of social media; (24) dilution to existing shareholders caused by any issuance of additional equity; and (25) other risks and uncertainties described in our most recent Annual Report on Form 10- K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and other logistics services from a single integrated organization. In addition to its core LTL services, the Company offers its customers a broad range of value-added services including international freight forwarding, ground and air expedited transportation, container delivery, truckload brokerage, supply chain consulting, warehousing and consumer household pickup and delivery.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(In thousands, except per share amounts)	2014	2013	Chg.	2014	2013	Chg.
Revenue	$743,586	$616,458	20.6%	$2,066,849	$1,745,178	18.4%
Operating income	$126,262	$98,076	28.7%	$329,009	$261,593	25.8%
Operating ratio	83.0%	84.1%		84.1%	85.0%
Net income	$77,909	$60,149	29.5%	$197,645	$158,957	24.3%
Basic and diluted earnings per share	$0.90	$0.70	28.6%	$2.29	$1.84	24.5%
Basic and diluted weighted average shares outstanding	86,165	86,165	0.0%	86,165	86,165	0.0%

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ODFL Reports Third-Quarter Financial Results

October 30, 2014

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Third Quarter				Year To Date
(In thousands, except per share amounts)	2014		2013		2014		2013
Revenue	$743,586	100.0%	$616,458	100.0%	$2,066,849	100.0%	$1,745,178	100.0%

Operating expenses:
Salaries, wages & benefits	363,420	48.9%	303,853	49.3%	1,014,910	49.1%	862,614	49.4%
Operating supplies & expenses	111,670	15.0%	96,792	15.7%	327,881	15.9%	287,610	16.5%
General supplies & expenses	21,931	2.9%	18,311	3.0%	61,955	3.0%	53,711	3.1%
Operating taxes & licenses	21,338	2.9%	18,155	2.9%	61,006	3.0%	53,406	3.1%
Insurance & claims	10,118	1.4%	8,395	1.4%	27,927	1.3%	23,267	1.3%
Communications & utilities	6,320	0.8%	5,726	0.9%	19,156	0.9%	17,215	1.0%
Depreciation & amortization	37,707	5.1%	32,914	5.3%	106,920	5.2%	93,265	5.4%
Purchased transportation	34,590	4.6%	28,500	4.6%	96,883	4.7%	78,860	4.5%
Building and office equipment rents	2,880	0.4%	2,849	0.5%	7,899	0.4%	9,136	0.5%
Miscellaneous expenses, net	7,350	1.0%	2,887	0.5%	13,303	0.6%	4,501	0.2%

Total operating expenses	617,324	83.0%	518,382	84.1%	1,737,840	84.1%	1,483,585	85.0%

Operating income	126,262	17.0%	98,076	15.9%	329,009	15.9%	261,593	15.0%

Non-operating expense (income):
Interest expense	1,463	0.2%	2,479	0.4%	5,161	0.2%	7,282	0.5%
Interest income	(19)	(0.0)%	(45)	(0.0)%	(78)	(0.0)%	(101)	(0.0)%
Other expense, net	951	0.1%	389	0.0%	1,761	0.1%	797	0.0%

Income before income taxes	123,867	16.7%	95,253	15.5%	322,165	15.6%	253,615	14.5%

Provision for income taxes	45,958	6.2%	35,104	5.7%	124,520	6.0%	94,658	5.4%

Net income	$77,909	10.5%	$60,149	9.8%	$197,645	9.6%	$158,957	9.1%

Earnings per share:
Basic and Diluted	$0.90		$0.70		$2.29		$1.84

Weighted average outstanding shares:
Basic and Diluted	86,165		86,165		86,165		86,165

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ODFL Reports Third-Quarter Financial Results

October 30, 2014

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Third Quarter			Year to Date
	2014	2013	% Chg.	2014	2013	% Chg.
Work days	64	64	—%	191	191	—%
Operating ratio	83.0%	84.1%		84.1%	85.0%
LTL intercity miles (1)	133,864	111,566	20.0%	370,605	319,514	16.0%
LTL tons (1)	1,946	1,640	18.7%	5,489	4,737	15.9%
LTL shipments (1)	2,407	2,079	15.8%	6,748	5,957	13.3%
LTL Revenue per intercity mile (2)	$5.41	$5.39	0.4%	$5.43	$5.31	2.3%
LTL Revenue per hundredweight (2)	$18.62	$18.32	1.6%	$18.34	$17.92	2.3%
LTL Revenue per hundredweight, excluding fuel surcharges (2)	$15.64	$15.30	2.2%	$15.35	$14.94	2.7%
LTL Revenue per shipment (2)	$301.08	$289.06	4.2%	$298.40	$285.03	4.7%
LTL Revenue per shipment, excluding fuel surcharges (2)	$253.01	$241.35	4.8%	$249.68	$237.54	5.1%
LTL Weight per shipment (lbs.)	1,617	1,578	2.5%	1,627	1,590	2.3%
Average length of haul (miles)	929	938	(1.0)%	929	938	(1.0)%

(1) -	In thousands
(2) -
Our operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	September 30,	December 31,
(In thousands)	2014	2013
Cash and cash equivalents	$8,169	$30,174
Other current assets	386,432	302,805
Total current assets	394,601	332,979
Net property and equipment	1,730,894	1,543,059
Other assets	63,044	56,051
Total assets	$2,188,539	$1,932,089

Current maturities of long-term debt	$35,714	$35,715
Other current liabilities	250,887	196,407
Total current liabilities	286,601	232,122
Long-term debt	148,203	155,714
Other non-current liabilities	324,008	312,171
Total liabilities	758,812	700,007
Equity	1,429,727	1,232,082
Total liabilities & equity	$2,188,539	$1,932,089
Note: The financial and operating statistics in this press release are unaudited.

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